                                                                    EXHIBIT (h2)


                                   Amendment No. 1
                                         to
                            Columbia High Yield Fund, Inc.
                               Transfer Agent Agreement


     This Amendment No. 1 dated as of January 29, 1999 amends the Transfer Agent Agreement dated December 10, 1997 (the "Agreement") between Columbia High Yield Fund, Inc. (the "Fund") and Columbia Trust Company ("CTC").

     A.   CTC serves as transfer agent for the Fund pursuant to the Agreement.

     B. The Fund has determined that it is in the best interests of the Fund to permit trades of the Fund to be processed pursuant to the National Securities Clearing Corporation ("NSCC") Fund/SERV service and to permit financial intermediaries of the Fund to utilize the NSCC networking function.

     C. CTC has entered into a Sub-Transfer Agency and Services Agreement ("Sub-Transfer Agency Agreement") pursuant to which First Data Investors Group, Inc. ("First Data") has agreed to perform certain administrative and ministerial duties and obligations relating to maintaining accounts and processing transactions through the NSCC (the "Services").

     D. The parties acknowledge that the cost of such Services are a Fund expense.

     E. CTC desires to receive the Fund's approval to enter into the Sub-Transfer Agency Agreement and to pay for the Services contemplated thereunder. The Fund desires to approve CTC entering into the Sub-Transfer Agency Agreement and to amend the Agreement to pay CTC for all expenses incurred by CTC for Services provided to the Fund under the Sub-Transfer Agency Agreement.

     Therefore, the parties agree as follows:

     1. The Fund agrees that CTC may engage First Data to perform the Services and consents to the Sub-Transfer Agency Agreement between CTC and First Data.

     2. CTC represents that Exhibit A to this Amendment sets forth all costs for Services under the Sub-Transfer Agency Agreement. The Fund agrees to pay CTC for the costs incurred by CTC pursuant to the Sub-Transfer Agency Agreement as set forth in Exhibit A hereto.

     3. If the Sub-Transfer Agency Agreement is amended after the date hereof to reduce the cost of the Services under that agreement, CTC and the Fund agree to amend Exhibit A hereto to reflect the reduction in cost.
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     4.   In all other respects the Agreement remains in full force and effect.


                                   Columbia High Yield Fund, Inc.


                                   By:         J. Jerry Inskeep, Jr.
                                          --------------------------------------
                                   Name:       J. Jerry Inskeep, Jr.
                                          --------------------------------------
                                   Date:       January 29, 1999
                                          --------------------------------------


                                   Columbia Trust Company



                                   By:         George L. Hanseth
                                          --------------------------------------
                                   Name:       George L. Hanseth
                                          --------------------------------------
                                   Date:       January 29, 1999
                                          --------------------------------------


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                                      EXHIBIT A

                                     FEE SCHEDULE


Columbia Trust Company ("Transfer Agent") will compensate First Data Investor Service Group, Inc. ("Investor Services Group") for the performance of its obligations under the Sub-Transfer Agency Agreement with the fees and out of pocket expenses set forth below:

1.   Standard Fees.

     (a)  Per Account Fee:

               Open Accounts:             $10.00 per open account monthly/daily
                                          dividend
                                          $9.00 per open account quarterly
                                          dividend
                                          $8.00 per open account annual dividend

               Closed Accounts:           $1.80 per closed account

               Portfolio minimums*:       $10,200 per Portfolio per year

               *The minimum fee per cusip will be reduced the first year to $5,500 per Portfolio

               At such time when combined per account fees exceed the $10,200 Portfolio minimum, all fees will convert to a per account fee status.

     (b)  NSCC Transaction charges:       None

     (c)  Initial Portfolio Set-Up and
          Implementation Cost:            $10,000 one time cost

After the one year anniversary of the effective date of the Sub-Transfer Agency Agreement, Investor Services Group may adjust the above fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Customer Price Index for All Urban Customers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

1.   Programming Costs (if requested in writing by Transfer Agent)

     System Enhancements:

          Programmer                         $150.00 per hour

The above rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.


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

                                OUT-OF-POCKET EXPENSES


     The Transfer Agent shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

     -    Microfiche/microfilm production
     -    Magnetic media tapes and freight
     - Printing costs, including certificates, envelopes, checks and stationery
     - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Transfer Agent
     -    Due diligence mailings
     - Telephone and telecommunication costs, including all lease, maintenance and line costs
     -    Ad hoc reports
     -    Proxy solicitations, mailings and tabulations
     -    Daily & Distribution advice mailings
     -    Shipping, Certified and Overnight mail and insurance
     -    Year-end form production and mailings
     - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
     -    Duplicating services
     -    Courier services
     -    Incoming and outgoing wire charges
     -    Federal Reserve charges for check clearance
     -    Overtime, as approved by the Transfer Agent
     -    Temporary staff, as approved by the Transfer Agent
     -    Travel and entertainment, as approved by the Transfer Agent
     - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
     -    Third party audit reviews
     -    Ad hoc SQL time
     -    Insurance
     - Such other miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement as approved by Transfer Agent.

     The Transfer Agent agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Transfer Agent will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Transfer Agent and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.


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